EXHIBIT 8.1

LIST OF SUBSIDIARIES

Name	Date of incorporation or establishment	Place of incorporation (or establishment) /operation	Percentage of ownership	Principal activity
State Harvest Holding Limtied	October 6, 2004	British Virgin Islands	100%	Investment Holding

Beijing Origin State Harvest Biotechnology Limited	December 1, 2004	Haidian District, Beijing, PRC	100%	Develop hybrid seed technology

Beijing Origin Seed Limited	December 26, 1997	Haidian District, Beijing, PRC	97.96%	Develop, produce and distribute hybrid crop seeds

Henan Origin Cotton Technology Development Limited	March 2, 2001	Zhengzhou, Henan Province, PRC	92.04%	Develop, produce and distribute hybrid crop seeds

Changchun Origin Seed Technology Development Limited	April 29, 2003	Changchun, Jilin Province, PRC	99%	Develop, produce and distribute hybrid crop seeds

Denong Zhengcheng Seed Limited	June 21, 2000	Chengdu, Sichuan Province, PRC	97.62%	Develop, produce and distribute hybrid rice, cotton and rape seeds

Jilin Changrong High-tech Seed Limited	January 24, 2004	Changchun, Jilin Province, PRC	43.95%	Develop, produce and distribute hybrid crop seeds

Shijiazhuang Liyu Technology Development Limited	July 25, 2003	Shijiazhuang, Hebei Province, PRC	30%	Develop new varieties of corn seeds

Shenzhen Biocentury Transgene (China) Limited	August 19,1998	Shengzhen, Guangdong Province, PRC	34%	Research and develop transgenic technology